Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Fourth-Quarter
and Full-Year 2014 Results

•	Reports Fourth-Quarter Adjusted EBITDA[1] of $297 million

•	Reports U.S. Iron Ore Realized Pricing of $99 Per Ton in the Fourth Quarter

•	Seaborne Iron Ore Businesses Record Impairment Charges of $1.2 Billion in Fourth Quarter

CLEVELAND—Feb. 2, 2015—Cliffs Natural Resources Inc. (NYSE: CLF) today reported fourth-quarter and full-year results for the period ended Dec. 31, 2014. Fourth-quarter 2014 consolidated revenues of $1.3 billion decreased $231 million, or 15 percent, from the prior year's fourth quarter. This decrease was primarily driven by lower revenues from the Asia Pacific Iron Ore and Eastern Canadian Iron Ore segments. In these segments, realized revenues are closely tied to seaborne iron ore prices, which were 45 percent lower compared to the fourth quarter of 2013. The decrease in consolidated revenues was partially offset by increased revenues from U.S. Iron Ore, where sales volumes increased by 26 percent and the revenue rate only decreased by 12 percent when compared to the prior-year quarter. Cost of goods sold decreased by 9 percent to $1.1 billion, primarily driven by reduced sales volumes from Wabush and cost-cutting efforts achieved across all business units through reduced headcounts, improved labor productivity, decreased spending on contractors and favorable foreign exchange rates. This decrease was partially offset by increased sales volumes from U.S. Iron Ore.

For the fourth quarter of 2014, Cliffs recorded a net loss attributable to Cliffs' common shareholders of $1.3 billion, or $8.25 per diluted share. These results include Eastern Canadian Iron Ore operating margins, asset impairment charges and other items. Excluding these items totaling $1.4 billion, Cliffs reported fourth-quarter adjusted net income2 of $166 million, or $1.00 per diluted share.

For the fourth-quarter 2014, adjusted EBITDA1 was $297 million.

Full-Year Consolidated Results
Full-year 2014 revenues were $4.6 billion and cost of goods sold was $4.2 billion. For the full year, Cliffs recorded a net loss attributable to Cliffs’ common shareholders of $7.2 billion, or $47.29 per diluted share. The full-year results include Eastern Canadian Iron Ore operating margins, charges related to certain asset and goodwill impairments and other items. Excluding these items totaling $7.5 billion, Cliffs reported full-year adjusted net income2 of $259 million, or $1.73 per diluted share.

For the full-year 2014, adjusted EBITDA1 was $930 million.

The following table provides a summary of adjusted EBITDA1 by operating segment:

	Adjusted EBITDA[1] by Segment (in millions)
	U.S. Iron Ore	Asia Pacific Iron Ore	North American Coal	Corporate/ Other	Total
Q4 2014 Adjusted EBITDA[1] (in millions)	$275.4	$30.1	$4.0	$(12.1)	$297.4
Full-Year 2014 Adjusted EBITDA[1] (in millions)	$831.2	$264.6	$(28.5)	$(137.6)	$929.7
NOTE: All activity for Eastern Canadian Iron Ore has been excluded in the Adjusted EBITDA[1] calculation.

Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, said, "The execution of our strategy is starting to show results. We have demonstrated our discipline and commitment to fix Cliffs by exiting unprofitable operations, divesting non-core mines, reducing a significant amount of debt and focusing on cost reductions at all levels of the business.” Mr. Goncalves added, “The new Cliffs is a differentiated mining company, fully committed to satisfying the requirements of our domestic customers in the United States and a lot less dependent on the iron ore trade with China. While other mining companies will continue to suffer the consequences of an oversupplied seaborne iron ore market, Cliffs is focused on its core business in the United States."

On January 27, 2015, Cliffs announced that Bloom Lake General Partner Limited and certain of its affiliates, including Cliffs Quebec Iron Mining ULC (collectively, “Bloom Lake Group”) commenced restructuring proceedings in Montreal, Quebec, under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”). The initial CCAA order will address the Bloom Lake Group’s immediate liquidity issues and permit the Bloom Lake Group to preserve and protect its assets for the benefit of all stakeholders while restructuring and sale options are explored.

Cliffs' fourth quarter 2014 SG&A expenses were $42 million and included $3 million in severance-related costs. Excluding these costs, fourth-quarter 2014 SG&A expenses were $39 million, a 30 percent decrease when compared to a fourth-quarter 2013 expense of $56 million, which also excludes $8 million of severance-related costs.

During the fourth quarter of 2014, miscellaneous-net expense was $68 million and included a previously-announced $96 million charge related to an arbitration claim decided against certain Bloom Lake entities which are subject to the CCAA. These charges were partially offset by a favorable impact of $22 million related to foreign currency exchange re-measurements.

During the fourth quarter, Cliffs recorded impairment charges attributable to Cliffs' shareholders of $1.2 billion, including approximately $940 million related to Eastern Canadian Iron Ore and driven by the previously-announced exit of these operations. The impairment charges also included approximately $250 million related to Asia Pacific Iron Ore, which was driven by reduced benchmark price assumptions over the remaining life of mine. These charges resulted in tax benefits totaling approximately $180 million.

As previously announced, during the fourth quarter the Company completed the sale of its Cliffs Logan County Coal assets for $174 million in cash and the assumption of certain liabilities, of which $155 million has been collected. The Company recorded a loss on the sale of these assets of $420 million. Fourth-quarter 2014 results included an income tax benefit of $306 million. The tax benefit includes the benefits related to impairment charges, as well as a $190 million U.S. benefit on the recognition of a loss on a financial guaranty and the sale of Logan County Coal.

U.S. Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Volumes - In Thousands of Long Tons
Total sales volume	7,818	6,204	21,840	21,299
Total production volume	6,175	5,494	22,431	20,271
Sales Margin - In Millions
Revenues from product sales and services	$863.2	$773.7	$2,506.5	$2,667.9
Cost of goods sold and operating expenses	614.5	518.9	1,796.1	1,766.0
Sales margin	$248.7	$254.8	$710.4	$901.9
Sales Margin - Per Long Ton
Revenues from product sales and services*	$98.93	$112.70	$102.36	$113.08
Cash production cost[3]	59.06	61.86	64.09	64.65
Non-production cash cost[3]	4.70	3.66	0.82	0.43
Cash cost[3]	63.76	65.52	64.91	65.08
Depreciation, depletion and amortization	3.35	6.12	4.92	5.65
Cost of goods sold and operating expenses*	67.11	71.64	69.83	70.73
Sales margin	$31.82	$41.06	$32.53	$42.35

* Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues per ton also exclude venture partner cost reimbursements.

U.S. Iron Ore pellet sales volume in the fourth quarter of 2014 was 7.8 million tons, a 26 percent increase when compared with 6.2 million tons sold in the fourth quarter of 2013. The increase was primarily driven by increased customer demand in the Great Lakes. The increase was also attributable to continued catch-

up from the delayed start of the shipping season in the spring of 2014, which included collaboration with rail providers to ensure delivery of approximately 240,000 tons of pellets that had been stockpiled during the previous winter and were shipped to customers before the end of 2014.

Cash production cost per ton3 in U.S. Iron Ore was $59.06, down 5 percent from $61.86 in the prior year's fourth quarter. The decrease was primarily driven by a sustainable reduction in employment and related costs, as well as lower Pension & OPEB rates and profit sharing costs.

Asia Pacific Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Volumes - In Thousands of Metric Tons
Total sales volume	2,915	2,978	11,531	11,043
Total production volume	3,042	2,723	11,352	11,109
Sales Margin - In Millions
Revenues from product sales and services	$167.1	$324.8	$866.7	$1,224.3
Cost of goods sold and operating expenses	156.8	213.0	745.0	857.2
Sales margin	$10.3	$111.8	$121.7	$367.1
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$54.96	$109.07	$74.56	$110.87
Cash production cost[3]	42.90	57.52	49.41	58.02
Non-production cash cost[3]	0.87	1.38	1.95	5.69
Cash cost[3]	43.77	58.90	51.36	63.71
Depreciation, depletion and amortization	7.65	12.63	12.65	13.92
Cost of goods sold and operating expenses*	51.42	71.53	64.01	77.63
Sales margin	$3.54	$37.54	$10.55	$33.24

*Cliffs began selling a portion of its product on a CFR basis in 2014. As such, the information above excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.

Fourth quarter 2014 Asia Pacific Iron Ore sales volume decreased 2 percent to 2.9 million tons, from 3.0 million tons in 2013’s fourth quarter. The decrease was attributed to port maintenance timing.

Cash production cost per ton3 in Asia Pacific Iron Ore was $42.90, down 25 percent from $57.52 in the prior year's fourth quarter. The decrease was primarily driven by increased production tons and realizing efficiencies in adjustments to the mine plan to reduce material movement, as well as favorable exchange rate variances of approximately $4 per ton.

North American Coal

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Volumes - In Thousands of Short Tons
Total sales volume	1,931	1,777	7,400	7,274
Total production volume	2,040	1,685	7,536	7,221
Sales Margin - In Millions
Revenues from product sales and services	$171.3	$183.4	$687.1	$821.9
Cost of goods sold and operating expenses	181.7	204.5	822.9	836.4
Sales margin	$(10.4)	$(21.1)	$(135.8)	$(14.5)
Sales Margin - Per Short Ton
Revenues from product sales and services*	$74.52	$89.70	$77.31	$101.20
Cash production cost[3]	57.28	81.78	68.64	75.27
Non-production cash cost[3]	15.01	3.36	12.58	10.20
Cash cost[3]	72.29	85.14	81.22	85.47
Depreciation, depletion and amortization	7.61	16.43	14.45	17.72
Cost of goods sold and operating expenses*	79.90	101.57	95.67	103.19
Sales margin	$(5.38)	$(11.87)	$(18.36)	$(1.99)

* Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.

For the fourth quarter of 2014, North American Coal sales volume was 1.9 million tons, a 9 percent increase from 1.8 million tons sold in the prior year's comparable quarter. The increase was primarily driven by higher thermal sales from Cliffs Logan County Coal, which was removed from the portfolio during the quarter as a result of the sale, and increased sales from Pinnacle.

Fourth quarter 2014 cash production cost per ton3 in North American Coal was $57.28, down 30 percent from $81.78 in the prior year's fourth quarter. The decrease was primarily driven by increased production and efficiencies, as well as balancing employment and related costs while reducing external service spend.

Eastern Canadian Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Volumes - In Thousands of Metric Tons
Total sales volume	1,356	2,164	7,228	8,551
Total production volume	1,372	2,326	6,220	8,655
Sales Margin - In Millions
Revenues from product sales and services	$83.1	$235.3	$563.4	$978.7
Cost of goods sold and operating expenses	163.0	286.3	808.3	1,082.0
Sales margin	$(79.9)	$(51.0)	$(244.9)	$(103.3)
Sales Margin - Per Metric Ton - Bloom Lake only*
Revenues from product sales and services	$62.55	$104.39	$81.19	$110.79
Cash production cost[3]	80.88	84.10	81.04	86.20
Non-production cash cost[3]	31.48	6.01	10.50	3.67
Cash cost[3]	112.36	90.11	91.54	89.87
Depreciation, depletion and amortization	5.16	28.85	19.78	25.79
Cost of goods sold and operating expenses	117.52	118.96	111.32	115.66
Sales margin	$(54.97)	$(14.57)	$(30.13)	$(4.87)

* As a result of the Wabush mine idle, all revenue and cost activity related to the Wabush mine has been excluded from the Per Ton Information above. Per Ton Information relates to Bloom Lake mine only.

Eastern Canadian Iron Ore sales volume was 1.4 million tons, a decrease of 37 percent versus the prior year's quarter. The segment's sales volume decrease was primarily driven by significantly reduced shipments from Wabush Mine, which was idled in the first quarter of 2014. The total shipments included 1.3 million tons from Bloom Lake mine, a 2 percent decrease from the prior-year quarter. During the fourth quarter of 2014, production was ceased at this operation.

Cash Flow and Liquidity
At the end of fourth quarter of 2014, Cliffs had net debt of $2.7 billion with no drawings on its revolving credit facility. This compares to $3.0 billion of net debt at the end of the third quarter of 2014 with no drawings on the revolving credit facility.

As previously announced, during the fourth quarter of 2014 and the beginning of January 2015, the Company reduced its net debt balance by more than $400 million from the end of the third quarter of 2014. This accelerated debt reduction was achieved through the repayment of short-term debt as well as the repurchase of more than $200 million in aggregate principal amount of senior notes in the open market at an average discount of 34 percent to par, capturing a total discount of approximately $70 million, of which $16 million was recorded in the fourth quarter. As of today, Cliffs has net debt of approximately $2.6 billion.

The Company decreased its fourth-quarter 2014 capital spending by $69 million, or 57 percent compared to the fourth quarter of 2013, to $51 million, mainly attributable to the previously-announced cease of Eastern Canadian operations. Cliffs also reported depreciation, depletion and amortization of $74 million in the fourth quarter of 2014.

Outlook
Beginning in 2015, in order to provide more financial transparency to Cliffs' stakeholders, the Company will be providing full-year expected revenues-per-ton ranges based on different assumptions of seaborne iron ore prices. Cliffs indicated that each different pricing assumption holds all other assumptions constant, including customer mix, as well as industrial commodity prices, freight rates, energy prices, production input costs and/or hot-band steel prices (all factors contained in certain of Cliffs' supply agreements).

Cliffs previously furnished 2015 pricing expectations in an 8-K filed on Nov. 19, 2014. Due to the significant decline in both hot-band steel and energy prices, the Company has since lowered its assumptions with respect to these contract inputs. As a result, certain revenues-per-ton range assumptions differ slightly from the information furnished on Nov. 19, 2014.

2015 Full-Year Realized Revenues-Per-Ton Range Summary
Platts IODEX (1)	U.S. Iron Ore (2)	Asia Pacific Iron Ore (3)
$50	$75 - $80	$30 - $35
$55	$80 - $85	$35 - $40
$60	$80 - $85	$40 - $45
$65	$80 - $85	$45 - $50
$70	$80 - $85	$50 - $55
$75	$80 - $85	$55 - $60
$80	$85 - $90	$60 - $65
(1)	The Platts IODEX is the benchmark assessment based on a standard specification of iron ore fines with 62% iron content (C.F.R. China).
(2)	U.S. Iron Ore tons are reported in long tons of pellets.
(3)	Asia Pacific Iron Ore tons are reported in metric tons of lumps and fines, F.O.B. the port.

U.S. Iron Ore Outlook (Long Tons)
For 2015, Cliffs expects full-year sales and production volume of approximately 22 million tons from its U.S. Iron Ore business. As previously disclosed, Cliffs does not plan to export any pellets out of the Great Lakes in 2015.

Cliffs' full-year 2015 U.S. Iron Ore cash production cost expectation3 is $55 - $60 per ton. The Company's cash cost of goods sold per ton3 expectation is $60 - $65. This expectation reflects operational improvements including reduced headcount, more efficient maintenance practices and improvements in logistics. Depreciation, depletion and amortization for full-year 2015 is expected to be approximately $5 per ton.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs' full-year 2015 Asia Pacific Iron Ore expected sales and production volume is approximately 11 million tons. The product mix is expected to be approximately 51% lump and 49% fines iron ore. This expectation assumes no divestiture of this business in 2015, which may or may not occur.

Based on an average exchange rate of $0.81 U.S. Dollar to Australian Dollar, full-year 2015 Asia Pacific Iron Ore cash production cost per ton3 is expected to be approximately $40 - $45. Cash cost of goods sold per ton3 is also expected to be $40 - $45. This expectation reflects operational improvements and a more favorable foreign exchange rate compared to 2014. Cliffs indicated that for every $0.01 change in this exchange rate on a full-year basis, the Company's cash cost of goods sold is impacted by approximately $7 million.

Cliffs anticipates depreciation, depletion and amortization to be approximately $2 per ton for full-year 2015.

North American Coal Outlook (Short Tons, F.O.B. the mine)
Cliffs' full-year 2015 North American Coal expected sales and production volume is approximately 5.5 million tons of low-vol metallurgical coal from the two remaining mines, Pinnacle and Oak Grove. This expectation assumes no additional divestiture of this business in 2015, which may or may not occur.

Cliffs' full-year 2015 North American Coal revenues-per-ton outlook is $70 - $75. Cliffs has approximately 41% of its expected 2015 sales volume committed and priced at approximately $77 per short ton at the mine.

Cliffs' full-year 2015 North American Coal cash production cost3 expectation is $65 - $70 per ton. The Company's cash cost of goods sold per ton3 expectation is $70 - $75. Full-year 2015 depreciation, depletion and amortization is expected to be approximately $2 per ton.

The following table provides a summary of Cliffs’ 2015 guidance for its three remaining business segments:

	2015 Outlook Summary
	U.S. Iron Ore (A)	Asia Pacific Iron Ore (B)	North American Coal (C)
Sales volume (million tons)	22	11	5.5
Production volume (million tons)	22	11	5.5
Cash production cost per ton[3]	$55 - $60	$40 - $45	$65 - $70
Cash cost of goods sold per ton[3]	$60 - $65	$40 - $45	$70 - $75
DD&A per ton	$5	$2	$2

(A)	U.S. Iron Ore tons are reported in long tons of pellets.
(B)	Asia Pacific Iron Ore tons are reported in metric tons of lumps and fines.
(C)	North American Coal tons are reported in short tons.

SG&A Expenses and Other Expectations
The Company is reducing its year-over-year SG&A expenses by approximately $70 million. Full-year 2015 SG&A expenses are expected to be approximately $140 million. The decrease is primarily driven by a reduction in headcount and reduced outside services spending as a result of a smaller global footprint. Cliffs' full-year cash outflow expectation for exploration spending is expected to be less than $5 million.

Consolidated full-year 2015 depreciation, depletion and amortization is expected to be approximately $150 million.

Capital Budget Update
Cliffs expects its full-year 2015 capital expenditures budget to be $125 - $150 million.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call tomorrow, Feb. 3, 2015, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company in the United States. The Company is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. Cliffs also operates an iron ore mining complex in Western Australia. Additionally, Cliffs produces low-volatile metallurgical coal in the U.S. from its mines located in West Virginia and Alabama. Driven by the core values of social, environmental and capital stewardship, Cliffs’ employees endeavor to provide all stakeholders operating and financial transparency. News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: our ability to successfully execute an exit option for Bloom Lake mine that minimizes the cash outflows and associated liabilities of our Canadian operations including the CCAA process; trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our actual levels of capital spending; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the U.S. Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

SOURCE: Cliffs Natural Resources Inc.
MEDIA CONTACT:

Patricia Persico Director, Global Communications (216) 694-5316
FINANCIAL TABLES FOLLOW
###

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,160.5	$1,417.8	$4,230.8	$5,346.6
Freight and venture partners' cost reimbursements	124.2	98.0	392.9	344.8
	1,284.7	1,515.8	4,623.7	5,691.4
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,116.0)	(1,221.3)	(4,172.3)	(4,542.1)
SALES MARGIN	168.7	294.5	451.4	1,149.3
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(42.4)	(63.7)	(208.7)	(231.6)
Exploration costs	(0.1)	(13.1)	(8.8)	(59.0)
Impairment of goodwill and other long-lived assets	(1,237.5)	(250.8)	(9,010.6)	(250.8)
Gain (loss) on disposal of other assets	(424.9)	(1.9)	(423.0)	16.7
Miscellaneous - net	(68.2)	51.7	(226.3)	46.4
	(1,773.1)	(277.8)	(9,877.4)	(478.3)
OPERATING INCOME	(1,604.4)	16.7	(9,426.0)	671.0
OTHER INCOME (EXPENSE)
Interest expense, net	(50.3)	(44.6)	(185.2)	(179.1)
Other non-operating income (expense)	16.3	0.3	26.8	(2.6)
	(34.0)	(44.3)	(158.4)	(181.7)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	(1,638.4)	(27.6)	(9,584.4)	489.3
INCOME TAX BENEFIT (EXPENSE)	305.6	13.9	1,317.9	(55.1)
EQUITY LOSS FROM VENTURES, net of tax	(0.1)	(0.5)	(9.9)	(74.4)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,332.9)	(14.2)	(8,276.4)	359.8
INCOME and GAIN ON SALE FROM DISCONTINUED OPERATIONS, net of tax	—	—	—	2.0
NET INCOME (LOSS)	(1,332.9)	(14.2)	(8,276.4)	361.8
LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	83.0	57.5	1,087.4	51.7
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(1,249.9)	$43.3	$(7,189.0)	$413.5
PREFERRED STOCK DIVIDENDS	(12.8)	(12.8)	(51.2)	(48.7)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$(1,262.7)	$30.5	$(7,240.2)	$364.8
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$(8.25)	$0.20	$(47.29)	$2.39
Discontinued operations	—	—	—	0.01
	$(8.25)	$0.20	$(47.29)	$2.40
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$(8.25)	$0.20	$(47.29)	$2.36
Discontinued operations	—	—	—	0.01
	$(8.25)	$0.20	$(47.29)	$2.37
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	153,136	153,038	153,098	151,726
Diluted	153,136	153,700	153,098	174,323
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$0.44	$0.44	$1.75	$1.66
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.15	$0.60	$0.60

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	December 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$290.9	$335.5
Accounts receivable, net	205.6	270.0
Inventories	326.7	391.4
Supplies and other inventories	195.2	216.0
Income tax receivable	260.7	74.1
Other current assets	175.9	273.0
TOTAL CURRENT ASSETS	1,455.0	1,560.0
PROPERTY, PLANT AND EQUIPMENT, NET	1,412.7	11,153.4
OTHER ASSETS
Deferred income taxes	166.1	41.5
Other non-current assets	165.4	367.0
TOTAL OTHER ASSETS	331.5	408.5
TOTAL ASSETS	$3,199.2	$13,121.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$272.1	$345.5
Accrued employment costs	99.5	129.0
Income taxes payable	1.0	55.6
State and local taxes payable	52.5	61.7
Current portion of debt	21.8	20.9
Accrued expenses	255.3	206.4
Accrued royalties	31.2	57.3
Other current liabilities	232.4	209.1
TOTAL CURRENT LIABILITIES	965.8	1,085.5
TOTAL POSTEMPLOYMENT BENEFIT LIABILITIES	395.2	294.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	256.0	309.7
DEFERRED INCOME TAXES	51.3	1,146.5
LONG-TERM DEBT	2,962.3	3,022.6
OTHER LIABILITIES	267.7	379.3
TOTAL LIABILITIES	4,898.3	6,237.6
EQUITY
CLIFFS SHAREHOLDERS' EQUITY	(1,396.1)	6,069.5
NONCONTROLLING INTEREST	(303.0)	814.8
TOTAL EQUITY	(1,699.1)	6,884.3
TOTAL LIABILITIES AND EQUITY	$3,199.2	$13,121.9

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Year Ended December 31,
	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$(8,276.4)	$361.8
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	504.0	593.3
Impairment of goodwill and other long-lived assets	9,010.6	250.8
Equity loss in ventures (net of tax)	9.9	74.4
Deferred income taxes	(1,149.2)	(138.1)
Changes in deferred revenue and below-market sales contracts	(18.0)	(52.8)
Loss on sale of Cliffs Logan County Coal	419.6	—
Other	(37.7)	(3.3)
Changes in operating assets and liabilities:
Receivables and other assets	(101.7)	138.8
Product inventories	37.8	30.8
Payables and accrued expenses	(40.0)	(109.8)
Net cash provided by operating activities	358.9	1,145.9
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(284.1)	(861.6)
Proceeds from sale of Cliffs Logan County Coal	155.0	—
Other investing activities	25.5	50.3
Net cash used in investing activities	(103.6)	(811.3)
FINANCING ACTIVITIES
Net proceeds from issuance of Series A, Mandatory Convertible Preferred Stock, Class A	—	709.4
Net proceeds from issuance of common shares	—	285.3
Repayment of term loan	—	(847.1)
Borrowings under credit facilities	1,206.8	670.5
Repayment under credit facilities	(1,206.8)	(995.5)
Proceeds from equipment loans	—	164.8
Repayments of equipment loans	(20.9)	(3.0)
Repurchase of debt	(28.8)	—
Contributions by joint ventures, net	(25.7)	23.3
Common stock dividends	(92.5)	(91.9)
Preferred stock dividends	(51.2)	(35.7)
Other financing activities	(69.2)	(52.0)
Net cash used in financing activities	(288.3)	(171.9)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(11.6)	(22.4)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(44.6)	140.3
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	335.5	195.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$290.9	$335.5

1 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on both a consolidated basis and on a segment basis, which are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these measures on a segment basis is provided on page 2 of the news release. A summary of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net Income (Loss)	$(1,332.9)	$(14.2)	$(8,276.4)	$361.8
Less:
Interest expense, net	(50.3)	(44.6)	(185.2)	(179.1)
Income tax benefit (expense)	305.6	13.9	1,317.9	(55.1)
Depreciation, depletion and amortization	(73.6)	(155.3)	(504.0)	(593.3)
EBITDA	$(1,514.6)	$171.8	$(8,905.1)	$1,189.3

Less:
Impairment of goodwill and other long-lived assets	$(1,237.5)	$(250.8)	$(9,010.6)	$(250.8)
Loss on sale of Cliffs Logan County Coal	(419.6)	—	(419.6)	—
Wabush mine impact	11.2	(26.7)	(158.7)	(72.7)
Bloom Lake mine impact	(88.5)	(6.7)	(137.9)	46.5
Litigation judgment	(96.3)	—	(96.3)	(9.6)
Foreign exchange remeasurement	22.3	27.4	30.7	64.0
Proxy contest and change in control costs in SG&A	(0.4)	—	(26.6)	—
Severance in SG&A	(3.2)	(8.3)	(15.8)	(16.4)
Adjusted EBITDA	$297.4	$436.9	$929.7	$1,428.3

2 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ADJUSTED EARNINGS
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented Adjusted Net Income attributable to Cliffs' shareholders, which is a non-GAAP financial measure that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net Income (Loss) from Continuing Operations Attributable to Cliffs Shareholders	$(1,249.9)	$43.3	$(7,189.0)	$411.5
Income from Discontinued Operations, net of tax	—	—	—	2.0
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(1,249.9)	$43.3	$(7,189.0)	$413.5
PREFERRED STOCK DIVIDENDS	(12.8)	(12.8)	(51.2)	(48.7)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$(1,262.7)	$30.5	$(7,240.2)	$364.8
Less:
Impairment of goodwill and other long-lived assets	$(1,237.5)	$(250.8)	$(9,010.6)	$(250.8)
Impairment of other long-lived assets attributable to the noncontrolling interest	60.3	—	1,057.7	—
Loss on sale of Cliffs Logan County Coal	(419.6)	—	(419.6)	—
Wabush mine impact	(4.1)	(29.6)	(237.5)	(104.5)
Bloom Lake mine impact	(121.6)	3.2	(41.3)	(41.1)
Litigation judgment	(96.3)	—	(96.3)	(9.6)
Foreign exchange remeasurement	22.3	27.4	30.7	64.0
Proxy contest and change in control costs in SG&A	(0.4)	—	(26.6)	—
Severance in SG&A	(3.2)	(8.3)	(15.8)	(16.4)
Tax impact of financial restructuring and sale of Cliffs Logan County Coal	190.2	—	144.3	—
Tax effect of other adjustments	181.5	8.4	1,260.7	17.3
Income tax valuation allowances	—	—	(144.4)	—
NET INCOME ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS - ADJUSTED	$165.7	$280.2	$258.5	$705.9
Weighted Average Number of Shares:
Basic	153.1	153.0	153.1	151.7
Employee Stock Plans	0.3	0.7	0.7	0.5
Depositary Shares	25.2	25.2	25.2	22.1
Diluted	178.6	178.9	179.0	174.3
Earnings per Common Share Attributable to Cliffs Common Shareholders - Basic:
Continuing operations	$1.08	$1.83	$1.69	$4.64
Discontinued operations	—	—	—	0.01
	$1.08	$1.83	$1.69	$4.65
Earnings per Common Share Attributable to Cliffs Common Shareholders - Diluted:
Continuing operations	$1.00	$1.64	$1.73	$4.32
Discontinued operations	—	—	—	0.01
	$1.00	$1.64	$1.73	$4.33

3 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
Cash production cost, non-production cash cost, and cash cost per ton are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

- Cash production cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization; as well as period costs, costs of services and inventory effects per ton.

- Non-production cash cost per ton is defined as the sum of period costs (including royalties), costs of services, and inventory effects per ton.

- Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.